Exhibit (a)(1)(v)

Offer by

Each of
Putnam Managed Municipal Income Trust (“PMM”)
Putnam Municipal Opportunities Trust (“PMO”)

(each a “Fund,” collectively the “Funds”)

to Purchase for Cash
Up To 100% of Its Outstanding Remarketed Preferred Shares
(Putnam Managed Municipal Income Trust Remarketed Preferred Shares, Series A and C, Without Par)
(Putnam Municipal Opportunities Trust Remarketed Preferred Shares, Series B and C, Without Par)

July 10, 2017

To Our Clients:

Enclosed for your consideration is the offer to purchase dated July 10, 2017 (the “Offer to Purchase”) in connection with an offer by each of the Funds, each a closed-end investment company registered under the Investment Company Act of 1940, as amended, and organized as a Massachusetts business trust, to purchase up to 100% of its outstanding Remarketed Preferred Shares (“Preferred Shares”), without par value and, in the case of PMM, at a price per share equal to 89.75% of the liquidation preference of $100,000 per share (or $89,750.00 per share) for Series A Preferred Shares and $50,000 per share (or $44,875.00 per share) for Series C Preferred Shares, and, in the case of PMO, 89.75% of the liquidation preference of $25,000 per share (or $22,437.50 per share), in cash, plus any unpaid dividends accrued through August 4, 2017, or such later date to which such Offer is extended, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and each Fund’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitutes such Fund’s “Offer” and, collectively, the “Offers”). Each Offer is conditioned upon (1) a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board, (2) in the case of PMM only, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s Preferred Shares have affirmatively voted for, or consented to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation, and (3) certain other conditions as outlined in this Offer to Purchase and in the related letter of transmittal. Each Offer is also subject to certain other conditions as described in the Offer to Purchase.

We are the registered holder of record of Preferred Shares held for your account. A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer(s).

Your attention is invited to the following:

1.

The price to be paid for the Preferred Shares is, in the case of PMM, at a price per share equal to 89.75% of the liquidation preference of $100,000 per share (or $89,750.00 per share) for Series A Preferred Shares and $50,000 per share (or $44,875.00 per share) for Series C Preferred Shares, and, in the case of PMO, 89.75% of the liquidation preference of $25,000 per share (or $22,437.50 per share), in cash, plus any unpaid dividends accrued through August 4, 2017, or such later date to which such Offer is extended, less any applicable withholding taxes and without interest. When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon redemption of your Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

2.	Each Fund’s Offer and withdrawal rights expire one minute after 11:59 p.m., New York City time, on August 4, 2017, unless the Offer is extended.

3.

Each Offer is conditioned upon (1) a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board, (2) in the case of PMM only, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s Preferred Shares have affirmatively voted for, or consented to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the Preferred Shares with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation, and (3) certain other conditions as outlined in this Offer to Purchase and in the related letter of transmittal. Each Offer is also subject to certain other conditions as described in the Offer to Purchase.

4.

Upon the terms and subject to the conditions of a Fund’s Offer, such Fund will purchase all Preferred Shares validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase).

5.
The amount of any stock or share transfer taxes imposed in respect of the Preferred Shares tendered in connection with a Fund's Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of Preferred Shares to such Fund pursuant to its Offer, whether such taxes are imposed on the registered holder(s), any other person to whom Preferred Shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) Preferred Shares tendered but not purchased, including such Preferred Shares that are to be returned in the name of a person other than the registered holder(s), or (b) Preferred Shares the purchase price for which is paid to a person other than the registered holder(s), will be for the stockholder’s account and will not be borne by the Fund. Stockholders should consult their own tax advisors concerning the tax consequences of participating in the Offer in light of their particular situations.

6.

No fees or commissions will be payable to any Fund in connection with the Offers. However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

8

In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offers are completed, please provide, if known, the contact information for the Auction Department at your broker or other nominee, or the Broker-Dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of an Offer.

Neither Offer is being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of such an Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Funds are not aware of any jurisdiction where the making of such an Offer is not in compliance with applicable law. If the Funds become aware of any jurisdiction where the making of such an Offer is not in compliance with any applicable law, the Funds will make a good faith effort to comply with the applicable law.

Please bear in mind that neither the Funds, nor the Boards, nor Putnam has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender. The Funds have not authorized any person to make any recommendation on their behalf regarding whether you should tender or refrain from tendering your shares in an Offer. The Funds have not authorized any person to provide any information or make any representation in connection with each Offer, other than those contained in this Offer to Purchase or in the related letter of transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by a Fund, a Fund’s Board, the officers of a Fund, Putnam, the Funds’ transfer agent, the Depositary or the Information Agent (as defined in the Offer to Purchase).

Payment for Preferred Shares purchased pursuant to an Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at the Depository (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by each of

Putnam Managed Municipal Income Trust (“PMM”)
Putnam Municipal Opportunities Trust (“PMO”)

(each a “Fund,” collectively the “Funds”)
to Purchase for Cash
Up To 100% of Its Outstanding Remarketed Preferred Shares
(Putnam Managed Municipal Income Trust Remarketed Preferred Shares, Series A and C, Without Par)
(Putnam Municipal Opportunities Trust Remarketed Preferred Shares, Series B and C, Without Par)

The undersigned acknowledge(s) receipt of the enclosed letter and the offer to purchase dated July 10, 2017 (the “Offer to Purchase”) and related letter of transmittal in connection with an offer by each of the Funds, each a closed-end investment company registered under the Investment Company Act of 1940, as amended, and organized as a Massachusetts business trust, purchase up to 100% of its outstanding Remarketed Preferred Shares (“Preferred Shares”), without par value and, in the case of PMM, at a price per share equal to 89.75% of the liquidation preference of $100,000 per share (or $89,750.00 per share) for Series A Preferred Shares and $50,000 per share (or $44,875.00 per share) for Series C Preferred Shares, and, in the case of PMO, 89.75% of the liquidation preference of $25,000 per share (or $22,437.50 per share), in cash, plus any unpaid dividends accrued through August 4, 2017, or such later date to which such Offer is extended, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and each Fund’s related Letter of Transmittal.

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related letter of transmittal.

Fund Name: _______________________________________

Series: ___________________________________________

CUSIP(S): ________________________________________

Number of Preferred Shares to be Tendered: _______________

amount of Preferered Shares*

Dated _______, 2017

If known:

Auction Desk Contact Information: ______________________

Name: ___________________________________________

Email Address:  ____________________________________

Broker-Dealer that provides instructions to Auction
Agent: ___________________________________________

SIGN HERE

______________________________________________________
Signature(s)

______________________________________________________
Please type or print name(s)

______________________________________________________
Please type or print address

______________________________________________________
Area Code and Telephone Number

______________________________________________________
Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*

Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account is to be tendered. Specify series if more than one series is tendered and not all Preferred Shares held by us for your account are to be tendered.